Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS FIRST QUARTER RESULTS AND INCREASES 2004 GUIDANCE

WATSONVILLE, CA, April 22, 2004—West Marine, Inc. (Nasdaq: WMAR) today reported net sales for the quarter ended April 3, 2004 of $129.2 million, up 16.2% from $111.1 million in 2003. Net loss for the quarter was ($3.1 million), or ($0.15) per share, compared to a net loss of ($6.1 million), or ($0.32) per share, a year ago.

Comparable store net sales for the first quarter increased 10.2% from 2003. Comparable store sales by region for the first quarter were as follows: Northeast 20.6%, Southeast 5.8%, and West Coast 7.5%. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

John Edmondson, West Marine’s chief executive officer, stated, “The first quarter was a good start for us. Moreover, April sales have started off strongly, continuing the trend from the first quarter. We now expect our comparable store sales for the second quarter to increase approximately 7% to 8% over last year, up from our previous estimate of 5% to 6%. As a result, we are raising our earnings guidance for the second quarter.

“However, we have also adjusted our forecast for third quarter sales and earnings downward, based upon the expected impact of Independence Day sales events shifting from July last year into June this year. Overall, considering the strong first quarter results combined with increased expectations for the remaining year, we are increasing our 2004 earnings guidance to $1.45 to $1.50 per share.”

		2004	2003
1st Qtr.	Net sales	$129 M	$111 M
(Actual)	EPS	($0.15)	($0.32)
	Comp sales	10.2%	-10.2%

2nd Qtr.	Net sales	$259 M	To	$263 M	$233 M
(Projected)	EPS	$1.20	To	$1.23	$0.98
	Comp sales	7.0%	To	8.0%	-4.4%
3rd Qtr.	Net sales	$204 M	To	$206 M	$192 M
(Projected)	EPS	$0.49	To	$0.50	$0.39
	Comp sales	1.0%	To	2.0%	1.2%
4th Qtr.	Net sales	$129 M	To	$130 M	$125 M
(Projected)	EPS	($0.09)	To	($0.08)	($0.08)
	Comp sales	3.0%	To	4.0%	2.9%
FY 2004	Net sales	$721 M	To	$728 M	$661 M
(Projected)	EPS	$1.45	To	$1.50	$0.99
	Comp sales	approx. 5.0%			-2.5%

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 351 stores in 38 states, Canada and Puerto Rico, and more than $660 million in annual sales. The Company’s successful Catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange Catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s annual report on Form 10-K for the year ended January 3, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

WEST MARINE, INC.

Condensed Consolidated Balance Sheet Data

(Unaudited, in thousands except share data)

	Apr. 3, 2004	Jan. 3, 2004	Mar. 29, 2003
ASSETS
Current assets:
Cash	$7,598	$4,737	$8,217
Trade receivables, net	8,624	6,094	7,117
Merchandise inventories	344,374	314,021	309,163
Other current assets	26,496	23,874	22,134

Total current assets	387,092	348,726	346,631

Property and equipment, net	79,232	80,764	82,646
Goodwill	56,905	56,905	49,969
Intangibles	2,796	2,875	3,114
Other assets	4,095	3,988	3,868

Total assets	$530,120	$493,258	$486,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,960	$72,635	$82,450
Accrued expenses	21,327	22,921	19,523
Deferred current liabilities	3,480	3,480	3,510
Current portion of long-term debt	0	0	432

Total current liabilities	93,767	99,036	105,915

Long-term debt	162,846	128,851	154,993
Deferred items and other non-current obligations	11,303	11,324	7,152

Total liabilities	267,916	239,211	268,060

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 20,722,482 at April 3, 2004, 20,130,053 at January 3, 2004, and 19,463,776 at March 29, 2003	21	20	19
Additional paid-in capital	151,742	140,348	130,953
Accumulated other comprehensive income	356	508	252
Retained earnings	110,085	113,171	86,944

Total stockholders’ equity	262,204	254,047	218,168

Total liabilities and stockholders’ equity	$530,120	$493,258	$486,228

West Marine, Inc.

Condensed Consolidated Statement of Operations Data

For the 13 weeks ended April 3, 2004 and March 29, 2003

(Unaudited, in thousands except per share amounts)

	13 Weeks April 3, 2004		13 Weeks March 29, 2003
Net sales	$129,196	100.0%	$111,148	100.0%
Cost of goods sold, including buying and occupancy	95,475	73.9%	81,395	73.2%

Gross profit	33,721	26.1%	29,753	26.8%
Selling, general and administrative expenses	37,003	28.6%	35,306	31.8%
Acquisition integration costs	—	0.0%	909	0.8%

Loss from operations	(3,282)	-2.5%	(6,462)	-5.8%
Interest expense	1,777	1.4%	1,627	1.5%
Loss on extinguishment of debt	—	0.0%	1,902	1.7%

Loss before taxes	(5,059)	-3.9%	(9,991)	-9.0%
Benefit for income taxes	1,973	1.5%	3,896	3.5%

Net loss	$(3,086)	-2.4%	$(6,095)	-5.5%

Net loss per common and common equivalent share - (basic & diluted)	($0.15)		($0.32)

Weighted average common and common equivalent shares outstanding - (basic & diluted)	20,365		19,344

Stores open at the end of period	348		325